Exhibit 99.1

THORNBURG MORTGAGE REPORTS 3Q EPS OF $0.64;

DECLARES $0.68 3Q DIVIDEND

•	3Q mortgage originations of $1.4 billion, up 10% year-over-year

•	Quarterly dividend maintained at $0.68

•	Total assets increase to $52.9 billion; a 34% increase over prior year

•	Strong credit underscored by 0.06% 60-day plus delinquent loans

Santa Fe, NM, October 16, 2006 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income before preferred stock dividends for the quarter ended September 30, 2006, of $75.3 million, or $0.64 per common share, as compared to $74.0 million, or $0.70 per common share, for the quarter ended September 30, 2005.

Simultaneous with the earnings announcement, the company’s Board of Directors declared a third quarter dividend of $0.68 per common share, payable on November 15, 2006, to shareholders of record on November 3, 2006. The ex-dividend date is November 1, 2006. This dividend is unchanged from both the year-earlier period and the second quarter of 2006.

Garrett Thornburg, chairman and chief executive officer of Thornburg Mortgage, remarked, “While the environment continues to be challenging, continued execution of our core strategies has allowed us to achieve relative earnings stability and maintain the dividend. After the payment of the third quarter dividend, based on common shares outstanding, we will have remaining an estimated $0.12 per share of undistributed taxable income. We remain confident that this amount, when combined with our fourth quarter earnings, will allow us to maintain the current dividend level through the remainder of this year.”

Larry Goldstone, the company’s president and chief operating officer, remarked, “We continue to employ effective strategies to grow our portfolio and help offset the competitive market and interest rate pressures in order to sustain our earnings. In the third quarter, our earnings benefited from new asset acquisitions financed with collateralized debt obligations (CDOs), gains in our hedged mortgage loan commitments, slowing portfolio prepayment rates and the additional utilization of some of our excess capital.”

Mr. Goldstone explained, “Strong loan origination activity during the quarter combined with active bulk loan purchases allowed us to complete two CDOs through which we permanently financed $4.4 billion of adjustable-rate mortgage (ARM) loans. These transactions freed-up approximately $304.6 million of capital allowing us to acquire approximately $3.4 billion in additional ARM assets. At September 30, 2006, the balance of our CDO financed assets had reached $18.6 billion, and 37% of our balance sheet financing, which we expect will continue to add to our profitability in future quarters.

“These CDO transactions contributed to balance sheet growth of 6% in the third quarter, and 34% year-over-year. During the quarter, we acquired or originated $5.1 billion of new mortgage assets and generated $3.0 billion of net portfolio growth, ending the quarter with consolidated assets of $52.9 billion. Importantly, the unamortized cost basis at which we held our ARM assets was 100.6%, unchanged from the prior quarter, which positions our asset portfolio favorably should refinance activity pick up in the future.”

Mr. Goldstone continued, “The increased loan origination and acquisition activity during the quarter also brought about a $5.9 million market value gain on our pipeline of mortgage loan commitments and offsetting pipeline hedging transactions due to the effective management of our mortgage loan pipeline. This had a positive impact on earnings of $0.04 per share on a performance fee adjusted basis.”

Mr. Goldstone added, “We also issued a modest amount of common and preferred stock during the quarter raising common equity in the net amount of $10.5 million through our diverse capital-raising programs at an average net price of $25.29 per share. Additionally, we received net proceeds of $5.4 million from preferred stock issuances at an average net price of $24.20 per share.”

Mr. Goldstone continued, “Looking ahead, we do not anticipate that the operating environment will change materially in the near term. Spreads on high quality assets remain tight, the yield curve remains flat to inverted and we continue to replace older dated hedged borrowings with newer, more expensive borrowings in the face of slower prepayments. Although this is a less than ideal situation, we will continue implementing strategies that allow us to capitalize on market opportunities that improve our earnings potential. For example, the drop in longer-term rates in the fourth quarter allowed us to sell $1.6 billion of longer duration adjustable-rate mortgage-backed securities in early October. The gain on those sales is estimated to be approximately $8.6 million. This gain will have a positive impact on non-interest income in the fourth quarter, reduce our capital needs in the near term and give us the opportunity to add additional assets should interests rates move higher or spreads move wider.”

Mr. Goldstone concluded, “Our top priority is still to generate long-term earnings improvements by continuing to grow our proprietary loan origination business while prudently managing credit risk and interest rate risk. In the near term, we will continue to pursue opportunities that create earnings for our shareholders within our portfolio management capabilities in order to achieve our goal of maintaining the current dividend. The effectiveness of our strategies would be enhanced by a favorable change in either the mortgage spread or interest rate environment.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, the company’s senior executive vice president and chief lending officer, said, “Loan originations totaled $1.4 billion in the third quarter, an increase of 10% over the year-ago period. Year-to-date we have closed $4.3 billion in loans, up 21% from this time last year. This is a sharp contrast to the Mortgage Bankers Association (MBA) forecast that overall industry origination activity will be down 20% for the year. Moreover, our prospects for fourth quarter loan closings look promising. At September 30, 2006, our fallout-adjusted origination pipeline totaled $756.2 million. While we anticipate a highly competitive environment for the remainder of the year, we are confident of achieving our 2006 origination target of $5.5 billion, which represents an 11% increase over 2005 production.”

Mr. Badal added, “While the overall mortgage market is shrinking, we’re seeing continued success in growing our franchise. This is due, in no small part, to our growing number of correspondent relationships. Based on the latest mortgage industry statistics, we are now the nation’s 17th largest correspondent lender. The number of our relationships in this channel has grown by 52% year-over-year to 273. Additionally, our recently launched wholesale channel has gained traction. We now have eight account executives in five targeted geographic regions supporting 70 brokers that have already been approved to do business with us.”

Mr. Badal concluded, “Finally, we remain convinced that one of our greatest sources for future loans is to retain and leverage our growing customer base. We now service $11.3 billion of loans for 20,109 customers and our Thornburg Mortgage Exchange ProgramSM and Refuse to LoseSM campaign positively impact our direct retail production and retention of current customers. During the first nine months of 2006, we had modified $424.0 million of loans for our current customers. By offering our clients common sense underwriting and innovative and flexible mortgage loan products that meet their unique needs, we continue to grow our market share. Regardless of the channel, we are committed to providing an exceptional experience for all of our clients.”

The credit quality of the company’s originated and bulk purchased loans has remained exceptional. At September 30, 2006, the company’s 60-day plus delinquent loans and real-estate owned properties were only 0.06% of its $22.5 billion portfolio of securitized and unsecuritized loans, up slightly from 0.05% at June 30, 2006, and significantly below the industry’s conventional prime ARM loan delinquency ratio of 0.88%. At September 30, 2006, loan loss reserves totaled $12.5 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio. The company has not realized a loan loss on its originated and bulk purchased loans in the past 19 quarters, and has experienced cumulative credit losses of only $174,000 on loans it has originated or acquired since 1997.

Third Quarter Results

In the third quarter, net income earned before preferred stock dividends was $75.3 million, up 2% from $74.0 million a year ago. Net interest income was $87.1 million compared to $92.2 million, or 5% less than a year ago. Return on equity for the third quarter was 12.6% compared to 13.9% for the year ago period, reflecting the continued tight margin environment and continued increase in the company’s cost of funds relative to its asset yields. Operating expenses as a percentage of average assets decreased to 0.17% at September 30, 2006, from 0.22% at September 30, 2005, remaining among the lowest in the industry and helping to support earnings. Book value was $20.03 per share, down 5% from $21.09 a year ago.

The portfolio yield during the third quarter increased to 5.29% from 5.02% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 4.76% from 4.48% in the second quarter. This resulted in an average portfolio margin of 0.69% for the quarter unchanged from the quarter ended June 30, 2006, largely due to an adjustment that was made to reduce our assumed prepayment speeds on the hybrid ARM portfolio. At September 30, 2006, the quarterly Constant Prepayment Rate (CPR) averaged 14.6%, down slightly from 15.0% CPR in the previous quarter and down materially from 27.7% a year ago.

Clarence Simmons, Thornburg Mortgage’s senior executive vice president and chief financial officer, commented, “In accordance with Statement of Financial Accounting Standards 91, we made a 3% downward adjustment in our expected future prepayment rates on our hybrid ARM assets to more accurately reflect the actual prepayment experience we have observed over the past nine months and expect to see in the future. This adjustment reduced the premium amortization of our hybrid ARMs by $14.0 million for the quarter ($0.10 per share on a performance fee adjusted basis) and explains why our portfolio margin remained unchanged for the quarter. Had we not made this adjustment for the quarter, our portfolio margin would have been 0.58%.”

Mr. Simmons continued, “The decline in the portfolio margin, on an adjusted basis, is a reflection of the multiple challenges created by the current operating environment. And since additional increases in short-term interest rates are still a possibility, and given it is currently less expensive to borrow longer-term fixed rate funds on a hedged basis, management continues to limit its exposure to possible interest rate changes by closely matching the duration of its hybrid ARMs and hedged borrowings. We added $2.9 billion of net new swap agreements and $4.8 billion of new forward starting swap agreements to adjust the duration of our liabilities to continue to match the duration of our assets, including new asset acquisitions, swap maturities and terminations. As a result, our portfolio duration during the quarter decreased from six months to negative one month in response to the decline in interest rates at the end of the third quarter combine with our increased hedge position.”

Mr. Simmons concluded, “While we may still face a competitive landscape in the near term, our strong pipeline of mortgage loan commitments, loan origination growth and diversified business model should help ensure that we maintain solid performance while minimizing risk.”

The company continues to maintain strong credit quality. At September 30, 2006, ARM assets rated “AAA” or “AA” comprised 96.9% of the ARM portfolio. AAA- and AA-rated purchased ARM securities represented 42.3% of ARM assets. Another 41.3% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securities where the company has purchased 100% of the securitized mortgage loans from other sellers, comprised 13.3% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans and has a reserve for loan losses in the form of a non-accretable discount of $15.3 million, or 0.21% of the balance of these securities.

The company will host a dial-in conference call on Tuesday, October 17, 2006 at 10:30 a.m. EDT, to discuss third quarter results. The teleconference dial-in number is (877) 209-0397. A replay of the call will be available beginning at 2:00 p.m. EDT on October 17, 2006 and ending at 11:59 p.m. EDT on October 24, 2006. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 842978. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Shareholders interested in reinvesting their dividends or purchasing stock directly from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount related to dividends being reinvested and a 1% discount on direct stock purchases through the Plan.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $52.9 billion in high quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s website at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of seven laddered-maturity bond mutual funds, five equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

ASSETS	September 30, 2006	December 31, 2005

ARM Assets:
Purchased ARM Assets:
ARM securities, net	$22,192,010	$20,295,504
Purchased Securitized Loans, net	7,064,517	6,839,004

Purchased ARM Assets	29,256,527	27,134,508

ARM Loans:
Securitized ARM Loans, net	2,873,966	3,310,717
ARM Loans Collateralizing CDOs, net	18,618,998	10,396,961
ARM loans held for securitization, net	1,007,703	641,843

ARM Loans	22,500,667	14,349,521

ARM Assets	51,757,194	41,484,029
Cash and cash equivalents	39,652	147,228
Restricted cash and cash equivalents	122,452	26,982
Hedging Instruments	435,907	450,944
Accrued interest receivable	330,635	230,479
Other assets	208,073	168,079

	$52,893,913	$42,507,741

LIABILITIES
Reverse Repurchase Agreements	$21,886,974	$23,390,079
Asset-backed CP	8,576,300	4,990,000
CDOs	18,286,182	10,254,334
Whole loan financing facilities	694,679	404,827
Senior Notes	305,000	305,000
Subordinated Notes	240,000	190,000
Hedging Instruments	223,873	32,904
Payable for securities purchased	—	463,906
Accrued interest payable	175,838	107,541
Dividends payable	2,131	73,132
Accrued expenses and other liabilities	107,369	88,932

	50,498,346	40,300,655

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share; 8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $127,868 and $115,745, respectively; 7,230,000 shares authorized, 5,115,000 and 4,630,000 shares issued and outstanding, respectively	123,396	111,535
Common Stock: par value $0.01 per share; 492,748,000 shares authorized, 113,461,000 and 104,775,000 shares issued and outstanding, respectively	1,134	1,048
Additional paid-in-capital	2,469,404	2,235,435
Accumulated other comprehensive loss	(261,971)	(147,517)
Retained earnings	63,604	6,585

	2,395,567	2,207,086

	$52,893,913	$42,507,741

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income from ARM Assets and cash equivalents	$667,172	$400,118	$1,770,470	$1,038,997
Interest expense on borrowed funds	(580,037)	(307,941)	(1,514,474)	(782,854)

Net interest income	87,135	92,177	255,996	256,143

Servicing income, net	4,227	2,076	11,867	7,701
Mortgage Services income, net	286	—	286	—
Gain (loss) on ARM Assets, net	65	—	(214)	7,568
Gain on Derivatives, net	5,926	(147)	21,543	2,951

Net non-interest income	10,504	1,929	33,482	18,220

Provision for credit losses	(754)	(374)	(1,759)	(963)
Management fee	(6,402)	(5,621)	(18,242)	(15,372)
Performance fee	(8,654)	(10,315)	(24,882)	(30,129)
Long-term incentive awards	735	1,764	(5,788)	(2,887)
Other operating expenses	(7,220)	(5,520)	(21,392)	(14,986)

NET INCOME	$75,344	$74,040	$217,415	$210,026

Net income	$75,344	$74,040	$217,415	$210,026
Dividends on Preferred Stock	(2,484)	(2,273)	(7,257)	(3,787)

Net income available to common shareholders	$72,860	$71,767	$210,158	$206,239

Earnings per common share:
Net income	$0.64	$0.70	$1.91	$2.11

Average number of shares outstanding	113,316	102,758	110,195	97,518

Dividends declared per common share	$0.68	$0.68	$2.04	$2.04

Noninterest expense as a percentage of assets	0.17%	0.22%	0.20%	0.26%

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